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                                                                    EXHIBIT 99.1


JULY 1, 1999
For More Information Contact:
Healtheon
Edelman Public Relations
Laura Nicholson
Laura_nicholson@edelman.com
415/433-5381, ext. 220

WebMD and Medcast
Robinson Lerer & Montgomery
Walter Montgomery
wmontgomery@rlmnet.com
212/484-6721

HEALTHEON CORPORATION AND WEBMD, INC. ANNOUNCE THAT HEALTHEON/WEBMD WILL ACQUIRE MEDCAST NETWORKS
Healtheon/WebMD Sites to Benefit from Rich Physician and Consumer Content and Multimedia Technology

SANTA CLARA, CA. AND ATLANTA, GA, JULY 1, 1999 - Healtheon Corporation [NASDAQ:
HLTH] and WebMD, Inc. today announced an agreement to acquire Greenberg News Networks, Inc., owners of Medcast Networks, a leading Internet-based medical news and information service. Medcast would significantly enhance the combined Healtheon/WebMD entity's array of physician and consumer content and services, with proprietary daily medical news, information and education services. The acquisition will advance the companies' vision of using the Internet to strengthen connectivity among doctors, patients, hospitals and other healthcare institutions, improving patient care.

The acquisition is an exchange of stock with a fixed exchange ratio that values the acquisition at approximately $215 million based on today's trading price of Healtheon's Common Stock. In this transaction, the combined Healtheon/WebMD entity would acquire all the outstanding capital stock, options and warrants of Greenberg News Networks, Inc. (GNNI), owner of Medcast Networks. The closing of the merger is subject to regulatory approval and customary closing conditions. The Medcast acquisition is expected to close simultaneously with the previously announced Healtheon/WebMD and the MedE America mergers.

Jeff Arnold, WebMD Chairman and Chief Executive Officer, stated: "This acquisition is an important step in filling out the front end of our end-to-end solution for the healthcare industry and fulfilling the promise of connectivity among all the constituents of healthcare. Medcast's editorial and technology team will enable us to move from being an aggregator of information to becoming an independent source of credible medical and healthcare news for physicians and consumers." "Medcast also brings with it a Medical Advisory Board and important endorsements by top medical institutions, such as Johns Hopkins, and content partnerships with leading medical societies such as the American College of Cardiology, as well as a team of accomplished sales and marketing professionals."

Alan N. Greenberg, Chairman and CEO of Medcast Networks, said: "We created Medcast to

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enhance physicians' ability to make a difference in patients' lives by keeping them current and connected with what's going on in medicine. Healtheon/WebMD will assimilate our Internet Broadcast News Center, which delivers a daily broadcast to physicians' desktops that includes original peer-reviewed daily medical news, specialty-specific Continuing Medical Education (CME) and graphically rich medical illustrations."

Mr. Greenberg, who founded GNNI and Medcast, and is recognized as a pioneer in new media creation, will spearhead international development for Healtheon/WebMD.

Arthur Garson, Jr., MD, MPH, President of the American College of Cardiology said: "A top priority of the American College of Cardiology is having the capability to deliver news directly and instantly to physicians. Medcast has provided this direct link, and we think that the merger with Healtheon/WebMD will further strengthen information and education services to physicians as well as their patients."

With 50 editorial staffers located in its Atlanta newsroom and Washington D.C. bureau and over 20 correspondents nationwide, Medcast is one of the largest daily medical news organizations in the world. Medcast offers up-to-the-minute medical news and analysis complete with expert audio commentary, medical meeting coverage with on-site reporting, disease updates, prescribing advisories and fresh daily original continuing medical education. Some highlights include:

    - A daily Top Stories channel brings physicians medical versions of the very same stories that appear that day in the popular press complete with scientific data and expert medical commentary from leading physicians and researchers.

    - Five specialty-specific medical news channels feature daily originally-written articles covering published research (complete with a daily CME module), medical conference coverage and policy issues. Channels include Medcast Cardiology, Medcast Psychiatry, Medcast Oncology, Medcast Endocrinology, Medcast Primary Care. Healtheon/WebMD intends to expand that number.

    - Channels hosted by leading organizations: Medcast provides daily, electronic news and information from Johns Hopkins and the American College of Cardiology to physicians.

    - "Just in Time CME" takes the latest advancements in medicine and, through Medcast's relationships with leading accredited institutions, converts them into Category 1 Continuing Medical Education courses, accessible 24 hours a day for instantaneous credit.

As a result of the acquisition, Healtheon/WebMD intends to offer the same medical news, information and disease updates that Medcast currently provides to physicians and make it available to consumers in an easy-to-understand format. Consumer highlights include:

    - Top Stories channel: the same in-depth information physicians receive, in laymen's terms;

    - "Patient demos:" animated, three-dimensional illustrations of disease and treatment scenarios

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        that physicians can show in their offices or e-mail to patients at home;

    - Topical Q&As: Q&A format fact sheets tied to the top stories of the day, for the no-nonsense, bottom line on the medical news covered daily in the newspapers;

    - Disease e-mail updates: with this new service physicians can enroll their patients for ongoing e-mail information updates on their specific health conditions. For example, an endocrinologist could provide the parents of a child newly diagnosed with diabetes automatic updates on the latest medical advancements in diabetes at the same time the physician receives them.

Medcast's editorial group includes 11 members who hold M.D. degrees, including former JAMA senior editor, Bruce B. Dan, M.D. The editorial team is supported by a world-class medical advisory board including renowned textbook authors and opinion leaders such as the Cleveland Clinic Foundation's Eric J. Topol, M.D., Columbia's Allan Rosenfield, M.D. and Louis Sullivan, M.D., former Secretary of the U.S. Department of Health and Human Services.

ABOUT GREENBERG NEWS NETWORKS
Medcast News Networks, based in Atlanta, provides breaking medical news, education and other vital information electronically every morning to physicians throughout the United States. The editorial and design staff numbers over 50 professionals -- including 11 M.D.s -- making it among the world's largest medical news organizations.

ABOUT HEALTHEON
Healtheon, founded in 1996 and based in Santa Clara, CA is a pioneer in providing Internet-based, business-to-business and consumer-to-business electronic commerce services that link doctors and consumers with healthcare institutions, enabling them to efficiently and conveniently manage their business and personal healthcare needs. Healtheon's services simplify the business and clinical processes of healthcare, provide more timely access to information, provide faster and more convenient service, and lead to higher quality, more affordable care. Healtheon can be reached through its Website at http://www.Healtheon.com.

On April 21,1999, Healtheon and MEDE AMERICA announced the signing of a definitive agreement under which Healtheon will acquire MEDE AMERICA Corporation (NASDAQ: MEDE), a leading provider of healthcare transaction solutions for pharmacies, hospitals, physicians, dentists, payers and pharmacy benefits managers (PBMs).

ABOUT WEBMD
Atlanta-based WebMD, which is privately held and was founded in 1998, offers a comprehensive suite of Internet-based services and information for physicians as well as healthcare information services and online communities for consumers. WebMD can be reached through its Web site at http://www.WebMD.com. On May 20, 1999, WebMD and Healtheon Corporation [NASDAQ: HLTH] announced that they had signed a definitive agreement to merge.


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